EXHIBIT 4(f)

                FIRST AMENDMENT TO RIGHTS AGREEMENT
                -----------------------------------

FIRST AMENDMENT, dated as of December 4, 2000, to the Rights Agreement, dated as of June 16, 1999 (the
"Rights Agreement"), between Hasbro, Inc., a Rhode Island corporation (the "Company"), and Fleet National Bank
(formerly known as BankBoston N.A.), as Rights Agent (the
"Rights Agent").
The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to
Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of
Section 27 thereof. All acts and things necessary to make this First Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this First Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.
In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:
1. Section 23(c) of the Rights Agreement is hereby deleted in its entirety from the Rights Agreement.
2. This First Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
3. This First Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement
4. In all respects not inconsistent with the terms and provisions of this First Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this First
Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement

IN WITNESS WHEREOF, the parties hereto have
caused this First Amendment to be duly executed and
attested, all as of the date and year first above written.
Attest:                HASBRO, INC.


By:  /s/  Phillip H. Waldoks  By:   /s/  Alan G. Hassenfeld
    ------------------------      -------------------------
          Secretary                  Chairman and Chief
                                     Executive Officer


Attest:                      FLEET NATIONAL BANK


By: /s/  Stephen M. Plefka  By:     /s/  Katherine Anderson
    -----------------------     ---------------------------